SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

    Merrill Lynch & Co., Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-7182	13-2740599
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

    4 World Financial Center, New York, New York 10080

(Address of principal executive offices, including zip code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box    ☐

Securities Act registration statement file number which this form relates: 333-109802 (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Depositary Shares, Each Representing a 1/1200th Interest in a Share of Floating Rate Non-Cumulative Preferred Stock, Series 1	The New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

                                None.

Item 1.    Description of Registrant’s Securities to be Registered

The descriptions of the general terms and provisions of the Floating Rate Non-Cumulative Preferred Stock, Series 1, par value $1.00 per share (the “Preferred Stock”) of Merrill Lynch & Co., Inc. (the “Registrant”) and the description of the Registrant’s Depositary Shares, each representing a 1/1200th interest in a share of Preferred Stock (the “Depositary Shares”), to be registered hereunder is incorporated herein by reference to the descriptions included under the captions “Description of the Series 1 Preferred Stock” and “Description of the Depositary Shares” in the Prospectus Supplement dated October 25, 2004 to the Prospectus dated November 26, 2003 included as part of the Registration Statement on Form S-3 of Merrill Lynch & Co., Inc. (Registration No. 333-109802) and under the captions “Description of Preferred Stock” and “Description of Depositary Shares” in the Prospectus. For purposes of such description, any prospectus supplement relating to the Registration Statement filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which purports to describe the Depositary Shares shall be deemed to be incorporated herein by reference.

Item 2.    Exhibits

1.	Certificate of Designations of the registrant establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to the Preferred Stock (incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the SEC on October 26, 2004).

2.	Form of Deposit Agreement with respect to the Depositary Shares (including the form of Depositary Receipt to be issued thereunder)

3.	Form of certificate representing the Preferred Stock

4.	Form of Depositary Receipt (attached as Exhibit A to Exhibit 2 hereto)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MERRILL LYNCH & CO., INC.
(Registrant)

By:	/s/ John Laws
John Laws
Assistant Treasurer

Date: October 26, 2004

Exhibit Index

Exhibit No.		Page

1.	Certificate of Designations of the registrant establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to Preferred Stock

2.	Form of Deposit Agreement with respect to the Depositary Shares (including the form of Depositary Receipt to be issued thereunder)

3.	Form of certificate representing the Preferred Stock

4.	Form of Depositary Receipt (attached as Exhibit A to Exhibit 2 hereto)